Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Sykes Enterprises, Incorporated  (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act, as amended: our Common Stock, $0.01 par value per share (“Common Stock”).

The following description of our Common Stock, our preferred stock and certain provisions of our Articles of Incorporation, as amended (the “Articles of Incorporation”) and Bylaws, as amended (the “Bylaws”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles and Bylaws, each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Florida Business Corporation Act (the “FBCA”) for additional information.

GENERAL

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, $0.01 par value per share, issuable in one or more series by our Board of Directors (the "Preferred Stock").  As of February 27, 2019, there are no shares of Preferred Stock issued and outstanding.  The outstanding shares of our Common Stock are fully paid and nonassessable.

COMMON STOCK

Each holder of our Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors, subject to the voting rights of any preferred stock then outstanding. Shareholders do not have the right to cumulate their votes in elections of directors. Directors are to be elected by a majority of the votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy, provided that if the number of nominees standing for election at any meeting of the shareholders exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast. Except as provided by law, all other matters are to be decided by a vote of a majority of votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy.

Holders of our Common Stock are entitled to receive dividends on a pro rata basis when and as declared by our Board of Directors out of funds legally available for that purpose, provided that if any shares of preferred stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preferred stock.

Upon a liquidation of the Company, holders of our Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all debts and liabilities of the Company, and subject to any preferential amount payable to holders of any class of stock of the Company having preference over the Common Stock, if any.

Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities, and there are no redemption or sinking fund provisions with respect to such shares. There are no restrictions on transfer of our Common Stock, except as provided by law. There are no provisions discriminating against existing or prospective holders of our Common Stock as a result of any shareholder owning a substantial amount of our Common Stock.

Our Common Stock is traded on Nasdaq Global Select Market under the trading symbol “SYKE.”

PREFERRED STOCK

The Company's Articles of Incorporation permit our Board of Directors to issue shares of Preferred Stock in one or more series, and to fix the relative rights, preferences, and limitations of each series without any further vote or action by our shareholders. Among such rights, preferences, and limitations are dividend rights and rates, terms of redemption

(including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series. Any issuance of Preferred Stock with a dividend preference over our Common Stock could adversely affect the dividend rights of holders of Common Stock.

CERTAIN ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES OF INCORPORATION

Certain provisions of our Articles of Incorporation and our Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company.

•

Our Articles of Incorporation provide for a classified Board of Directors. The directors are divided into three classes, as nearly equal in number as possible. The directors are elected for three-year terms, which are staggered so that the terms of one-third of the directors expire each year.

•

Our Articles of Incorporation permit removal of directors only for cause by the shareholders of the Company at a special meeting of the shareholders called for such a purpose by the affirmative vote of at least two-thirds of the outstanding shares of Common Stock.

•	Our Bylaws provide that any vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum.
•

Our Articles of Incorporation establish an advance notice procedure for the nomination of candidates for election as directors, as well as for other shareholder proposals to be considered at shareholders' meetings.

•

Our Articles of Incorporation provide that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing of such shareholders, unless such consent is unanimous.

•

Our Articles of Incorporation contains provisions requiring the affirmative vote of the holders of at least two-thirds of the Common Stock to amend certain provisions thereof, including Article 4 (Board of Directors) and Article 5 (Action by Shareholders).

The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions of the FBCA referenced below and the possible issuance of preferred stock discussed above, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider in such shareholder's best interests.

In addition, some of the provisions of the FBCA could have the effect of delaying, deferring or preventing a change in control.

TRANSFER AGENT AND REGISTRAR

The Company's transfer agent and registrar for the Common Stock is Computershare Investor Services.